FieldPoint Petroleum Reports on Well Production

Austin, TX (PRNewswire) Feb 1, 2012, FieldPoint Petroleum Corporation (NYSE/AMEX:FPP)  today provided an update on the latest production information from its recently completed East Lusk Federal 15 well #1 in Lea County, New Mexico.

FieldPoint’s President and CEO, Ray Reaves stated, “After more than a month since its completion, production from this new well appears to be stabilizing in the range of 600 BOPD for oil and 600 MCFPD for natural gas.  Needless to say, we are very pleased with these numbers and hope to see the well continue to perform.  The latest production report from yesterday showed  567 BOPD for oil and 804 MCFPD for natural gas.  In the future we plan to only report on this well when noteworthy occurrences take place.  We will, however, report regularly on the progress made in this field as we move toward the drilling of well #2.”

As a reminder, FieldPoint owns a 43.75% working interest in well #1, and will own the same percentage of well #2 and subsequent wells in section 15 of this field.

About FieldPoint Petroleum Corporation

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.  For more information, please visit www.fppcorp.com.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com